   EXHIBIT 12

TRIBUNE COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(In thousands, except ratios)

	First Quarter Ended	Fiscal Year Ended December
	4/1/2001	2000	1999	1998	1997	1996
Income from continuing operations, before
cumulative effect of accounting change (1)	$ 70,645	$310,401	$1,449,962	$389,197	$372,759	$259,838
Add:
Income tax expense	58,973	270,351	933,981	272,660	250,265	175,071
Losses on equity investments	19,861	79,374	40,083	33,980	34,696	13,281
Minority interest expense, net of tax	–	16,335	–	–	–	–

Subtotal	149,479	676,461	2,424,026	695,837	657,720	448,190

Fixed charge adjustments
Add:
Interest expense	64,600	240,708	113,031	88,451	86,502	47,779
Amortization of capitalized interest	1,165	4,012	2,065	2,068	2,076	2,108
Interest component of rental expense (2)	5,580	18,620	9,312	8,871	8,792	8,313

Earnings, as adjusted	$220,824	$939,801	$2,548,434	$795,227	$755,090	$506,390

Fixed charges:
Interest expense	$ 64,600	$240,708	$ 113,031	$ 88,451	$ 86,502	$ 47,779
Interest capitalized	765	1,950	1,117	1,897	224	168
Interest component of rental expense (2)	5,580	18,620	9,312	8,871	8,792	8,313
Interest related to guaranteed ESOP debt (3)	2,048	10,718	13,146	15,578	17,901	20,134

Total fixed charges	$ 72,993	$271,996	$ 136,606	$114,797	$113,419	$ 76,394

Ratio of earnings to fixed charges (1)	3.0	3.5	18.7	6.9	6.7	6.6

(1)

Income from continuing operations, before cumulative effect of accounting change, included a non-operating net gain of $5.7 million in the 2001 first quarter, a non-operating net loss of $93.1 million in 2000, and non-operating net gains of $1,067.6 million in 1999, $63.5 million in 1998, $68.9 million in 1997, and $6.0 million in 1996. Excluding these non-operating items, the ratio of earnings to fixed charges was 2.9 in the 2001 first quarter, 4.0 in 2000, 5.8 in 1999, 5.9 in 1998, 5.7 in 1997, and 6.6 in 1996. See Note 8 to the Company's Condensed Consolidated Financial Statements in this Form 10-Q and the Eleven Year Financial Summary in the Company's 2000 Form 10-K for further discussion of these non-operating items.

(2)	Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(3)	Tribune Company guarantees the debt of its Employee Stock Ownership Plan ("ESOP").